                                                                    EXHIBIT 12-2


               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Thousands of Dollars)


                                                       Twelve Months Ended        Twelve Months Ended          Twelve Months Ended
                                                       -------------------        -------------------           -------------------
                                                        December 31, 2001          December 31, 2000             December 31, 1999
                                                        -----------------          -----------------            -------------------

EARNINGS AS DEFINED (1)
Pre-tax income (loss) ........................             $(65,867)                   $163,915                       $162,389
Fixed charges ................................               60,933                      61,884                         59,340
                                                           --------                    --------                       --------
  Earnings as defined ........................             $ (4,934)                   $225,799                       $221,729
                                                           ========                    ========                       ========

FIXED CHARGES AS DEFINED (1)
Interest expensed ............................             $ 55,305                    $ 58,700                       $ 55,891
Interest capitalized .........................                  565                         811                          1,190
Amortization of debt discounts, premium
  and expense ................................                1,588                       1,121                          1,144
Interest implicit in rentals (2) .............                1,095                       1,252                          1,115
SFAS 133 Swap marked-to-market ...............                2,380                          --                             --
                                                           --------                    --------                       --------
 Fixed charges as defined ....................             $ 60,933                    $ 61,884                       $ 59,340
                                                           ========                    ========                       ========

Ratio of Earnings to Fixed Charges............                                             3.65                           3.74
                                                                                       --------                       --------


Coverage Deficiency (3).......................             $(66,432)
                                                           ========


Notes:
-----

(1) Earnings and fixed charges are defined and computed in accordance with Item 503 of Regulation S-K.

(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.

(3) The earnings for the twelve-month period ended December 31, 2001 were not adequate to cover fixed charges. The amount of the deficiency was $66,432,000. The Ratio of Earnings to Fixed Charges excluding unusual charges would have been 1.62.